Exhibit 21
List of Subsidiaries

Northway Financial, Inc.
2006 Annual report on Form 10-K
Subsidiaries of the Registrant

Name of Significant Subsidiary	% Owned	Jurisdiction of Incorporation
Northway Bank	100	New Hampshire
Northway Capital Trust I	100	Delaware
Northway Capital Trust II	100	Delaware